UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

8100 NE Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

April 21, 2025

Dear Stockholder:

Our annual meeting of stockholders will be held at 1:00 p.m., Pacific Time, on Monday, June 2, 2025. Our annual meeting will be held solely via remote communication, as permitted by Maryland law. You will find instructions explaining how to participate in the meeting on the first page of our proxy statement.

Matters to be presented for action at the meeting include the election of directors; an advisory vote to approve our executive compensation program; and ratification of the selection of our independent auditors. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

Whether or not you plan to participate in the annual meeting, please promptly vote and submit your proxy by following the applicable instructions for telephone or Internet voting or, if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. Please refer to the information you received by mail or as otherwise forwarded by your broker or other nominee to see which voting methods are available to you.

Sincerely,

Gary E. Kramer
President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 2, 2025

You are invited to attend the virtual annual meeting of stockholders (the "Annual Meeting") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be held solely by remote communication via live webcast on Monday, June 2, 2025, at 1:00 p.m., Pacific Time. You may attend the live webcast on the internet by visiting https://www.virtualshareholdermeeting.com/BBSI2025. To access the webcast, go to this website and follow the instructions provided.

The Annual Meeting is being held to consider and vote on the following matters:

1.
Election of nine directors to serve until the 2026 annual meeting of stockholders;
2.
Advisory vote to approve the compensation of our named executive officers;
3.
Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
4.
The transaction of any other business that may properly come before the Annual Meeting and any postponement or adjournment thereof.

If you were a stockholder of record or beneficial owner at the close of business on April 7, 2025, you may vote on the proposals presented at the Annual Meeting. On or about April 23, 2025, we expect to mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the "Notice"), unless they have elected to receive the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the Proxy Statement and Annual Report to Stockholders. Please follow the instructions in the Notice to vote your proxy. If you receive the Notice and would still like to receive a printed copy of our proxy materials by mail, instructions for requesting these materials are included in the Notice. Additionally, the Proxy Statement and our Annual Report can be accessed directly at the following Internet address: http://www.proxyvote.com.

Whether or not you plan to attend the virtual Annual Meeting, please vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form, to avoid the expense of further solicitation. If you attend the Annual Meeting virtually, you may revoke your proxy and vote your shares at that time. Please refer to the Notice, Proxy Statement, or the information forwarded by your broker or other nominee to see which voting methods are available to you.

By Order of the Board of Directors

James R. Potts
Secretary

Vancouver, Washington

April 21, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2025:

Notice of Internet Availability of Proxy Materials

Under the "notice and access" rules of the Securities and Exchange Commission (the "SEC"), we are able to provide access to our proxy materials, including our proxy statement for the 2025 annual meeting of stockholders and 2024 annual report to stockholders, through the Internet by mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. Our Board of Directors is soliciting your proxy to vote at our Annual Meeting, including at any adjournments or postponements of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet or to request a printed copy.

We expect the Notice will be mailed to our stockholders entitled to vote at our Annual Meeting on or about April 23, 2025.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders in the Company will be householding our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders who hold their shares in "street name" (that is, through a broker or other nominee) and currently receive multiple copies of the Notice at their address and would like to request householding of their communications should contact their broker.

If your shares are registered in your own name and if you no longer wish to participate in householding and would prefer to receive a separate Notice, please direct your written request to Equiniti Trust Company, LLC ("Equiniti"), Attn: Proxy Tabulation Department, 55 Challenger Rd. Suite 200B 2nd floor, Ridgefield Park, NJ 07660, or you may reach Equiniti by telephone at 800-937-5449. If your shares are registered in your own name and you are interested in participating in householding, you may enroll by going directly to the Equiniti website anytime, at https://equiniti.com/us/ast-access and following the instructions.

BARRETT BUSINESS SERVICES, INC.

8100 NE Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2025 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), for use in voting at the annual meeting of stockholders to be held on June 2, 2025 (the "Annual Meeting"), and any postponement or adjournment thereof. Notices are expected to be mailed to stockholders beginning on approximately April 23, 2025. Website references throughout this document are provided for convenience only, and the content on the referenced website is not incorporated by reference into this document.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

This year’s Annual Meeting will again be held as a virtual meeting of stockholders conducted online solely by remote communication via live webcast. You will be able to attend and participate in the Annual Meeting online on Monday, June 2, 2025, at 1:00 p.m. Pacific Time, and may also vote your shares electronically (by following the procedures described below) and submit any questions you may have during the meeting, by visiting: www.virtualshareholdermeeting.com/BBSI2025.

When a proxy is properly voted and submitted via the Internet or by telephone, or executed and mailed in the accompanying postage prepaid envelope for those receiving paper copies, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. We encourage you to submit your proxy promptly, by following the instructions on the Notice, or by mail for paper proxy cards, even if you plan to attend the Annual Meeting. If no voting instructions are specified on a properly submitted proxy, the shares will be voted FOR Proposals 1, 2, and 3 in the Notice of Annual Meeting of Stockholders accompanying this proxy statement.

Voting Your Shares Now or at the Annual Meeting. To vote now, follow the instructions on the Notice or on your proxy card or voting instruction form. If you are a record holder, you may vote your shares at the Annual Meeting if you log in with your unique control number on your Notice or proxy card.

If you are a beneficial owner and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote your shares (known as a "broker non-vote") on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers. As of the date of this proxy statement, we believe that Proposals 1 and 2 will be non-routine, but that Proposal 3 will be deemed to be routine, such that brokers will be able to vote on Proposal 3 without customer instructions.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on April 7, 2025, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at https://www.virtualshareholdermeeting.com/BBSI2025, you must enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial owner, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your Control Number.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending and voting at the Annual Meeting. The mailing address of the Company’s principal executive offices is 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions on how to change or revoke your voting instructions.

The solicitation of proxies will be made by mail and may also be solicited personally or by telephone or email by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 7, 2025, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 25,680,212 shares of Common Stock, $.01 par value ("Common Stock"), outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

On June 4, 2024, we amended our Charter to increase the number of authorized shares of Common Stock from 20,500,000 shares to 82,000,000 shares, and our Board of Directors declared a four-for-one split of the Common Stock effected in the form of a stock dividend (the “2024 Stock Split”). Each stockholder of record at the close of business on June 14, 2024 received a dividend of three additional shares of Common Stock for each then-held share, distributed after close of trading on June 21, 2024. All share and per share amounts presented in this proxy statement have been adjusted to reflect the impact of the 2024 Stock Split.

PROPOSAL 1: ELECTION OF DIRECTORS

The director nominees will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at nine. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his or her election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). All of our director nominees are currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his or her resignation to the Board. In that event, our Nominating and Governance Committee (the "Nominating Committee") would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the resignation was submitted.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote "against" or to "abstain" from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to "abstain," and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his or her successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and age as of April 1, 2025.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Retired Chief Operating Officer of Urth Organic Corporation	66	2000

Joseph S. Clabby	Retired Vice President at Chubb Limited	71	2022

Thomas B. Cusick	Retired Executive Advisor of Columbia Sportswear Company	57	2016

Mark S. Finn	Retired Portfolio Manager at T. Rowe Price Group	62	2025

Gary E. Kramer	President and Chief Executive Officer of the Company	45	2020

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio	86	1993

Carla A. Moradi	Board member of the Company, Patriot Growth Insurance Services, LLC, American Residential Services, and Lightedge Solutions, Inc.	60	2021

Alexandra Morehouse	Board member of the Company, Evalueserve, Inc., and Simulint, Inc.	66	2022

Vincent P. Price	Advisor to the Chief Executive Officer of Cambia Health Solutions, Inc.	61	2017

The Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enable it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes, and skills of each director nominee, including his or her business experience during the past five years, are described below.

Thomas J. Carley served as Chief Operating Officer of Urth Organic Corporation, a distributor of organic agricultural products, from August 2018 to June 2023. From July 2006 to June 2018, Mr. Carley acted as principal of Portal Capital, an investment management company that he co-founded, with responsibility for all of Portal Capital’s financial duties. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in Accounting and Finance, and an A.B. degree in Economics and Classics from Dartmouth College. He is also a director of Urth Organic Corporation and a Trustee and Treasurer of the Tracy Memorial Library in New London, NH.

Mr. Carley brings financial expertise to the Company and the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP, as well as President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years in the 1990s. He is the chair of the Board’s Nominating Committee.

Joseph S. Clabby was appointed Vice Chairman of the Board in December 2024. Before retiring in 2022, Mr. Clabby spent over 20 years with ACE Limited and then Chubb Limited, a global insurance and reinsurance organization, following its merger with ACE in 2016, in a number of senior executive positions, including board roles at several affiliated companies. Prior to ACE and Chubb, Mr. Clabby held underwriting, broker and executive roles with leading insurance and reinsurance organizations, including Alexander & Alexander, Willis Group and Swiss Re. Mr. Clabby earned his MBA in Finance from Pace University and his Master of Arts in Education from Montclair State University. He completed his undergraduate degree at Fordham University, majoring in Psychology.

Mr. Clabby brings extensive insurance industry experience to the Board with specific expertise in underwriting, risk management, and operational and financial leadership through his experience as an executive officer of a multinational public company.

Thomas B. Cusick served as Executive Advisor of Columbia Sportswear Company, an outdoor and active lifestyle apparel and footwear company listed on the Nasdaq Global Select Market, from 2021 until August 2023. He previously served as Executive Vice President and Chief Operating Officer of Columbia beginning in July 2017 and as Columbia’s Executive Vice President and Chief Financial Officer from 2015 until 2017. He joined Columbia in 2002 as Corporate Controller and was promoted to Chief Financial Officer in 2009. Prior to joining Columbia, Mr. Cusick spent seven years with Cadence Design Systems, Inc. (and OrCAD, a company acquired by Cadence in 1999), a public company that develops system design enablement solutions. Mr. Cusick currently serves as a member of the Board of Directors and Chair of the Audit Committee of Rather Outdoors Corporation, a privately held fishing equipment business. He received a B.S. degree in accounting from the University of Idaho and began his career at the public accounting firm of KPMG, LLP.

Mr. Cusick brings financial and senior leadership expertise to the Board through his experience as an executive officer of a public company and his work with public company audit committees. He is the chair of the Board’s Audit and Compliance Committee.

Mark S. Finn was elected as a director of the Company effective April 7, 2025. Until his retirement in 2023, Mr. Finn spent 33 years with T. Rowe Price Group, a global investment management firm listed on the Nasdaq Global Select Market, where he held several roles, including 13 years as a Portfolio Manager. In the role of Portfolio Manager, Mr. Finn managed the firm’s $35 billion US Value Equity Strategy Fund and co-managed its $3.5 billion US Large-Cap Value Equity Strategy Fund. Prior to his time with T. Rowe Price Group, Mr. Finn worked in assurance services at Price Waterhouse & Co. Mr. Finn earned a Bachelor of Science in Accounting from the University of Delaware and was a certified public accountant and certified financial analyst until those licenses became inactive following his retirement from T. Rowe Price Group.

Mr. Finn contributes extensive investment management and financial expertise to the Board through his experience in portfolio management with T. Rowe Price Group and his background in accounting and assurance services at Price Waterhouse & Co.

Gary E. Kramer joined the Company on August 1, 2016, as Vice President – Finance and served as the Company’s Chief Financial Officer and Principal Accounting Officer until March 5, 2020, when he was elected President and Chief Executive Officer of the Company. Mr. Kramer has more than 20 years of insurance industry experience, joining the Company after serving 12 years with Chubb Limited—the world’s largest publicly traded property and casualty insurer. Mr. Kramer holds a Bachelor of Science degree in business administration with a specialization in finance from Rowan University and an MBA with a specialization in accounting from Drexel University.

Mr. Kramer brings to the Board extensive experience in senior leadership positions as well as deep industry and financial acumen.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc., an investment management firm, where he was employed for 10 years. Mr. Meeker was previously a director of First Federal Savings and Loan Association of McMinnville, Oregon and Oregon Mutual Insurance. He also serves on the board of two charitable organizations, MV Advancements, which provides employment, residential, and community services to clients with disabilities, and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight stemming from his public service as state treasurer and service on other corporate boards.

Carla A. Moradi has served in several Senior Vice President roles, most recently of Global Partner & Alliances Organization for Anaplan Inc., an enterprise SaaS company, from September 2020 until September 2023. Prior to Anaplan, Ms. Moradi was Executive Vice President of Operations and Technology for HUB International Limited, a leading North American insurance brokerage, beginning in 2015, and was previously Group Vice President and Chief Information Officer of Walgreens Boots Alliance Inc., a healthcare, pharmacy, and retail company listed on the Nasdaq Global Select Market.

Ms. Moradi earned her MBA in Finance from Tulane University and her Master’s in Public Health from Tulane School of Public Health and Tropical Medicine. She completed her undergraduate degree at Knox College, majoring in Biology/Sociology. She has received a CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute through a program developed by the National Association of Corporate Directors ("NACD"). Ms. Moradi currently serves as a member of the Board of Directors of Patriot Growth Insurance Services, LLC, a privately held insurance services firm, American Residential Services, a privately held residential heating, ventilation, air conditioning (HVAC), and plumbing company, and Lightedge Solutions, a privately held provider of hybrid IT infrastructure across colocation and private and public clouds, servicing small and medium-sized businesses. Ms. Moradi also previously served on the Executive Committee of the YMCA of the USA National Board until her term ended in March 2024.

Ms. Moradi brings her extensive knowledge and experience regarding information technology, data security and other risk management issues to the Board. She is the chair of the Board’s Risk Management Committee.

Alexandra Morehouse served as Chief Marketing Officer & Chief Digital Officer of Banner Health from August 2015 until October 2023. Banner Health is a not-for-profit health system based in Phoenix, Arizona, operating 30 hospitals and several specialized facilities across 6 states. Prior to Banner Health, Ms. Morehouse served in leadership roles with American Express, Charles Schwab, California State Automobile Association, and Kaiser Permanente. Ms. Morehouse currently serves as a member of the Board of Directors of Evalueserve, Inc., a privately held leading global analytics and artificial intelligence consultancy, headquartered in Zug, Switzerland and Simulint, Inc., a privately held cybersecurity and technology services company focused on serving small businesses. Ms. Morehouse is also a founding board member of Alliance for Multicultural and Inclusive Marketing, a national coalition whose purpose is to create a movement that reflects a world of acceptance by celebrating differences and highlighting human truths that unite us. She earned a bachelor’s degree at Harvard University and a Master in Business Administration degree from Harvard Business School. Ms. Morehouse is NACD Directorship Certified®.

Ms. Morehouse brings to the Board her extensive knowledge and experience regarding marketing, including enterprise-wide digital transformation and branding, along with a strong understanding of corporate governance and diversity and inclusion matters.

Vincent P. Price has served as an advisor to the Chief Executive Officer of Cambia Health Solutions, Inc. ("Cambia"), a nonprofit healthcare solutions company headquartered in Portland, Oregon, since October 2023, and prior to that served as Executive Vice President and Chief Financial Officer of Cambia. Mr. Price joined Cambia in 2009. Prior to joining Cambia, he spent 15 years as a senior finance executive with Intel Corporation, a leading global company in the design and manufacturing of advanced integrated digital technology platforms and listed on the Nasdaq Global Select Market, followed by seven years as a consultant to start-up companies. He served on the board of trustees of BCS Financial’s Plan Investment Fund and the Oregon Health Sciences University Foundation. He was also a founding member and treasurer of the Children’s Heart Foundation, Oregon Chapter. He received his bachelor's degree in business from South Dakota State University. His Master of Business Administration is from Arizona State University.

Mr. Price brings his business, financial, and risk management experience as an executive officer of a large health care organization to the Board. He is the chair of the Board’s Compensation Committee.

The Board recommends that stockholders vote FOR each of the nominees named above.

Director Independence

The Board has determined that Ms. Morehouse, Ms. Moradi, and Messrs. Carley, Clabby, Cusick, Finn, Meeker and Price are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on Nasdaq. In making that determination, the Board took into consideration certain business relationships that the Company has with entities of which BBSI directors are associated as directors or employees, as follows:

•
Ms. Moradi is a member of the board of directors of Patriot Growth Insurance Services, LLC, a privately held insurance services firm. Patriot Growth owns multiple insurance brokerages, some of which are or have been referral partners for the Company.
•
Mr. Price was an executive officer of Cambia until October 2023 and continues to serve as an advisor to Cambia’s Chief Executive Officer. Cambia, which is the ultimate parent company of Healthcare Management Administrators ("HMA," which also does business as "Regence Group Administrators" or "RGA"), provides certain third-party administrator services to self-insured health plans for employers in Washington, Oregon, Utah, and Idaho, including the Company. In addition, in 2022, the Company announced the launch of a fully insured health and welfare benefits offering for its professional employer services clients. Cambia’s affiliated insurance companies offer health plans that compete with the plans the Company is offering its clients in certain markets. With regard to the Company's plan offerings in the state of Idaho, in 2023, the Company entered into an arrangement with Regence BlueShield of Idaho, an Idaho nonprofit mutual insurance company, to provide certain health insurance benefits and other services to the Company's clients in Idaho. Cambia provides administrative services to Regence BlueShield of Idaho.

BOARD GOVERNANCE AND COMMITTEES

Board Leadership Structure

Gary E. Kramer was appointed the Company’s Chief Executive Officer on March 5, 2020, and became a director on May 27, 2020. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board and is an ex officio member of each Board committee of which he is not a voting member. Joseph S. Clabby serves as the Vice Chairman of the Board.

Throughout 2024, each of our then directors, other than Mr. Kramer, qualified as an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that its longstanding leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company's management is responsible for identifying, assessing, and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes at the Company. The Board, either as a whole or through the Audit and Compliance Committee (the "Audit Committee"), the Risk Management Committee, and other Board committees, periodically discusses with management the risks associated with the Company and its operations, their potential impact on the Company, and the steps being taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial risk and, through discussions by the Audit Committee or its Chair with management and the Company’s independent registered public accounting firm (the "independent auditors"), oversees the Company's policies, practices, and internal controls related to the preparation of the Company's financial statements and other public disclosures. The Audit Committee also reviews the Company’s major financial risk exposures and the steps management is taking to monitor and control such risks.

The Nominating Committee oversees the functioning of the Board and its committees, issues and developments relating to the Company's corporate governance practices, succession planning for the Board and the Company's executive positions, and the Company’s ethics and compliance program (other than with regard to issues assigned to the Audit Committee). The Compensation Committee monitors the Company's incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Risk Management Committee provides oversight of the Company's enterprise-wide risk management framework and corporate risk function, including the strategies, policies, procedures, processes, and systems established by management to identify, assess, measure, monitor, and manage the major risks facing the Company, other than risks for which responsibility has been assigned to a different Board committee.

Board Meetings

The Board held seven meetings in 2024. Each director attended at least 93% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he or she served during his or her respective periods of service in 2024.

The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All directors in office as of last year's annual meeting attended the meeting.

Board Committees

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally permitted non-audit services provided by the independent auditors, makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls and the Company’s internal audit function, and the quality of the Company’s financial reporting. The Audit Committee also oversees implementation of the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers, including procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters. The Audit Committee reviews for potential conflicts of interest, and determines whether to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company's annual proxy statement. The Audit Committee held five meetings in 2024.

The current members of the Audit Committee are Mr. Cusick (chair), Ms. Moradi, Ms. Morehouse, and Mr. Meeker. The Board has determined that Mr. Cusick is qualified to be an "audit committee financial expert" as defined by the SEC's rules under the Exchange Act. The Board has also determined that each current member of the Audit Committee meets the financial literacy and independence requirements for audit committee membership specified in applicable SEC rules and in listing standards applicable to companies listed on Nasdaq. The Audit Committee's activities are governed by a written charter, a copy of which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions to grant restricted stock units ("RSUs") and other stock-based awards. The current members of the Compensation Committee are Mr. Price (chair), Mr. Cusick, and Mr. Clabby, each of whom is "independent" as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on Nasdaq. The Compensation Committee held seven meetings in 2024.

The Compensation Committee's responsibilities are outlined in a written charter, a copy of which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance." The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and non-employee directors. Its specific duties include reviewing the Company's cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company's compensation policies and practices, the Compensation Committee considers whether the Company's compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. Based on its most recent review in April 2025, the Compensation Committee believes that the Company's compensation program is not likely to have that effect.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and may make recommendations to the Compensation Committee regarding salary adjustments, stock-based awards, and the selection, target amounts and satisfaction of corporate and individual performance goals for cash and stock incentive awards. The Compensation Committee is responsible for annually evaluating the CEO's performance and establishing his base salary and incentive compensation. At the invitation of the Committee chair, either or both of the Company's Chief Executive Officer and Chief Financial Officer may attend Compensation Committee meetings to provide information relevant to the Committee's determination of the satisfaction of corporate performance goals tied to cash and stock incentive compensation and the development of appropriate corporate performance targets for future awards of incentive compensation, as well as financial and accounting issues associated with the Company's executive compensation program. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers. If present at a Compensation Committee meeting, each of the CEO and CFO is excused during discussions of his compensation.

The Compensation Committee also administers the Company's stock incentive plans. The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee under the Company's Amended and Restated 2020 Stock Incentive Plan (the "2020 Stock Plan"). The Compensation Committee has delegated authority, within specified limits, to the CEO (provided he is also a director) to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. For several years, the Compensation Committee has engaged Mercer, a nationally recognized compensation consultant, to assist the Committee in structuring and implementing the Company's executive compensation program. The Compensation Committee received information from Mercer regarding any potential conflicts of interest prior to each engagement and determined that no conflicts existed. During 2023 and 2024, the Compensation Committee engaged Mercer to advise the committee on executive pay trends and the market competitiveness of its executive and director compensation programs, as discussed in more detail under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining the composition of the Board and its committees, including evaluating matters related to diversity and the performance of the Board and its members. The Nominating Committee is also responsible for reviewing issues and developments in corporate governance and considering whether to recommend changes in the Company’s corporate governance framework, overseeing succession planning with respect to the Company's executive officers, and overseeing the Company’s ethics and compliance program (other than issues related to accounting and financial reporting or within the responsibilities assigned to the Audit Committee). The current members of the Nominating Committee are Mr. Carley (chair), Mr. Price, Mr. Clabby, and Ms. Morehouse. The Nominating Committee held three meetings in 2024.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on Nasdaq. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider, among other factors:

•
The candidate’s ability to commit sufficient time to the position;
•
Professional and educational background that is relevant to the financial, regulatory, industry and business environment in which the Company operates;
•
Demonstration of ethical behavior;
•
Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and
•
The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

While the Board has not adopted a formal policy with respect to the consideration of diversity in identifying director nominees, the Nominating Committee believes it is important that the Board as a whole represent a diversity of backgrounds and experience, including gender and ethnic background. Accordingly, the Nominating Committee has committed to continue its search for diverse candidates to include in the pool from which future Board members will be chosen.

In 2024, the Nominating Committee conducted a thorough search for an additional individual with the essential qualities and skills to be an effective Board member. Over the course of several months, the Nominating Committee carefully evaluated numerous candidates who met these criteria. The Board then vetted the top candidates identified by the Nominating Committee, including Mark S. Finn, who was ultimately selected to serve on the Board. Additional information regarding Mr. Finn’s election as a director and his background and experience can be found under “Item 1—Election of Directors” above.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating Committee periodically polls current directors for suggested candidates and also may engage an executive search firm when called upon to identify new director candidates.

The Nominating Committee will also consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o Corporate Secretary, Barrett Business Services, Inc., 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

Risk Management Committee

The Risk Management Committee reviews and discusses with management the development and performance of the Company’s enterprise risk management program, investment guidelines for the Company’s investment portfolios, the Company’s insurance and risk management programs, and technology risks facing the Company, including information security and cyber defense mechanisms. The Risk Management Committee held four meetings in 2024. Its current members are Ms. Moradi (chair), Mr. Carley, and Mr. Meeker. The Risk Management Committee is governed by a written charter, which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

DIRECTOR COMPENSATION FOR 2024

The following table summarizes compensation received by the Company’s outside directors for services during 2024. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2024.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Thomas J. Carley	$80,000	$99,978	$179,978
Joseph S. Clabby	$76,250	$99,978	$176,228
Thomas B. Cusick	$85,000	$99,978	$184,978
Anthony Meeker	$166,250	$99,978	$266,228
Carla Moradi	$82,500	$99,978	$182,478
Alexandra Morehouse	$77,500	$99,978	$177,478
Vincent Price	$80,000	$99,978	$179,978

(1) Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. For 2024, the annual retainer was $65,000 for each outside director other than the Chairman of the Board, whose annual retainer was $155,000. Also throughout 2024, committee chairs and committee members received annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Risk Management Committee, $10,000 and $5,000; and Nominating Committee, $10,000 and $5,000.

(2) Reflects the grant date fair value of 3,064 RSUs based on the closing share price of the Common Stock as of the grant date, July 1, 2024, of $32.63 per share. All the RSUs will vest on July 1, 2025 (assuming continued service as a director through that date), and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Each RSU represents a contingent right to receive one share of Common Stock.

(3) At December 31, 2024, each of the Company’s outside directors held 3,064 RSUs. The Company’s outside directors held stock options as follows: Mr. Carley, 25,000 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's principal executive officer, principal financial officer, principal accounting officer, and controller. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Company also has adopted a Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. Both the Code of Ethics and the Code of Business Conduct are available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

Background and Experience of Executive Officers

In addition to Mr. Kramer, whose background information is presented above under "Proposal 1- Election of Directors," Anthony J. Harris, Gerald R. Blotz and James R. Potts currently serve as executive officers of the Company.

Anthony J. Harris, age 41, joined BBSI in September 2016 as Controller. He was promoted to Executive Director of Accounting and Finance in March 2018. Then, in March 2020, he was promoted to Chief Financial Officer and Principal Accounting Officer. He became an Executive Vice President in May 2020. Prior to joining the Company, Mr. Harris served as Controller for Holland Partner Group from 2015 to 2016. Previously, Mr. Harris spent nine years with PricewaterhouseCoopers LLP in various roles in the United States and Australia, where he supported publicly traded and large privately held companies. Mr. Harris is a certified public accountant and received a BBA with a specialization in finance and accounting from Washington State University.

Gerald R. Blotz, age 55, the Company's Chief Operating Officer, joined the Company in May 2002 as Area Manager of the San Jose branch office. Mr. Blotz was promoted to Vice President, Chief Operating Officer-Field Operations in May 2014 and became an Executive Vice President in May 2020. Prior to joining the Company, Mr. Blotz was President and Chief Operating Officer of ProTrades Connection, where he was instrumental in building ProTrades to 44 offices in four states.

James R. Potts, age 57, joined the Company in September 2020, when he was appointed Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Potts was Shareholder and Chair of Insurance, Corporate and Regulatory Practice, at Cozen O’Connor, a full-service international law firm, for 12 years. Mr. Potts has a JD from Georgetown University Law Center and a Bachelor of Science in Business Administration from the University of Florida.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 7, 2025, by each director and director nominee, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and by all current directors and executive officers of the Company as a group. In addition, it provides information, including names and addresses, about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Five Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
Mawer Investment Management Ltd(2)	2,110,550	8.2%
BlackRock, Inc.(3)	2,094,756	8.1%
Thrivent Financial for Lutherans(4)	1,620,500	6.3%
The Vanguard Group(5)	1,538,844	5.9%
FMR LLC(6)	1,313,924	5.1%

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)	Percent
Gerald R. Blotz	289,096	1.1%
Thomas J. Carley (7)	128,636	*
Joseph S. Clabby	11,327	*
Thomas B. Cusick	27,776	*
Mark S. Finn	4,850	*
Anthony J. Harris	80,503	*
Gary E. Kramer	357,132	1.4%
Anthony Meeker	62,884	*
Carla A. Moradi	15,768	*
Alexandra Morehouse	10,020	*
James R. Potts	44,926	*
Vincent P. Price	38,408	*
All current directors and executive officers as a group (12 persons)	1,071,326	4.1%

* Less than 1% of the outstanding shares of Common Stock.

(1) Includes options to purchase Common Stock exercisable currently or within 60 days following April 7, 2025, as follows: Mr. Blotz, 80,000 shares; Mr. Kramer, 80,000 shares; Mr. Carley, 25,000 shares; and all current directors and executive officers as a group, 185,000 shares.

(2) Based on information contained in the Schedule 13G amendment filed on February 12, 2025, by Mawer Investment Management Ltd., 600, 517 10th Avenue SW, Calgary, Alberta, Canada T2R 0A8, reporting sole voting and dispositive power as to 2,110,550 shares.

(3) Based on information contained in the Schedule 13G amendment filed on January 26, 2024, by BlackRock, Inc., 50 Hudson Yards, New York, New York 10001, reporting sole voting power as to 2,057,084 shares and sole dispositive power as to 2,094,756 shares.

(4) Based on information contained in the Schedule 13G filed on February 11, 2025, by Thrivent Financial for Lutherans, 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402, reporting sole voting and dispositive power as to 8,662 shares and shared voting and dispositive power as to 1,611,838 shares.

(5) Based on information contained in the Schedule 13G filed on February 13, 2024, by The Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reporting sole voting power as to 0 shares, shared voting power as to 46,428 shares, sole dispositive power as to 1,469,012 shares, and shared dispositive power as to 69,832 shares.

(6) Based on information contained in the Schedule 13G amendment filed on February 12, 2025, by FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, of which Abigail P. Johnson is chairman and chief executive officer, reporting sole voting power as to 1,306,259 shares and sole dispositive power as to 1,313,924 shares.

(7) Includes 12,008 shares owned by Mr. Carley's spouse.

Anti-Hedging Policy and Insider Trading Policy

The Company has adopted an Anti-Hedging Policy, which prohibits the Company’s directors and executive officers from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or stock incentive plans, or termination of employment. The Company’s Anti-Hedging Policy is available on the Company’s website at www.BBSI.com in the "Investors" section under "Governance."

The Company has also adopted an Insider Trading Policy that applies to directors, executive officers, and other employees, as well as family members as defined in the policy. The Insider Trading Policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The Company believes that the Insider Trading Policy and its procedures for the Company’s repurchases of shares are reasonably designed to promote compliance with insider trading laws, rules, and regulations with respect to purchasing, selling and otherwise trading in Common Stock. During 2024, none of the Company’s directors or executive officers entered into a Rule 10b5-1 or non-Rule 10b5-1 trading plan, as defined by the SEC’s rules under the Exchange Act. The Insider Trading Policy also prohibits directors and executive officers from holding shares of Common Stock in a margin account or otherwise pledging such shares unless advance approval is obtained as provided in the policy. As of the date of this proxy statement, no director or executive officer holds any shares of Common Stock that have been pledged as security.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of Common Stock with a value equal to at least three times the regular annual cash retainer ($70,000 effective January 1, 2025), within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

The Board also adopted a policy on stock ownership for the Company's executive officers. Under the policy, executive officers have until July 1, 2021, or five years after the date the executive officer is notified of his or her appointment, whichever is later, to achieve and maintain ownership of shares of Common Stock with a value equal to at least three times the officer's annual base salary. Shares will be valued at the greater of the then current market price and the original purchase price. Until the minimum ownership level is reached, the officer is expected to retain at least 50% of the shares of Common Stock received upon exercise of an option or vesting of RSUs and performance shares, after payment of the exercise price and withholding and payroll taxes. Participants who are not in compliance will not be permitted to sell or dispose of shares, except as described in the preceding sentence, until they reach the required ownership level. The Nominating Committee may make an exception in its sole discretion in the case of financial hardship.

All non-employee directors and all executive officers have met the guidelines or are on track to meet the guidelines within the required timeframe.

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, based solely on a review of the copies of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC and written representations by the Company's directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2024 on a timely basis, except Joseph Clabby filed one late Form 4 reporting the purchase of shares of the Company's Common Stock.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR EXECUTIVE OFFICERS

Public companies are required to give their stockholders the opportunity, on an advisory basis, to approve or disapprove the compensation of their named executive officers and, at least every six years, to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2023 annual meeting, the Company's stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company's executive officers again this year. Unless the Board changes its policy, the next "say on pay" advisory vote will be held in 2026.

The Compensation Committee believes that executive compensation should align with the stockholders' interests, without encouraging excessive or unnecessary risk. This compensation philosophy and the program structure approved by the Compensation Committee are central to the Company's ability to attract, retain, and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail below under the subheading "Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives." A detailed description of compensation earned or paid to our named executive officers in 2024 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved."

The above-referenced disclosures appear below under the heading "Executive Compensation" in this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals by the Company. The principles underlying our compensation policies are:

•
To attract, motivate, and retain high-quality executive officers;
•
To provide competitive compensation relative to compensation paid to similarly situated executives; and
•
To align the interests of executives with our overall risk profile to build long-term stockholder value.

At the 2024 annual meeting of stockholders, more than 93% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The Committee took this information into consideration in reviewing the Company's executive compensation program. Our executive compensation program processes are consistent with those established by the Committee and are monitored by the Company’s finance functions.

Peer Group and Survey Data for Comparison Purposes. For several years, the Committee has retained Mercer, a nationally recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company's executive compensation program. In the third quarter of 2023, the Committee asked Mercer to provide an update on general industry trends in executive compensation for companies of a similar revenue size to BBSI. Mercer advised that annual merit increases of 4% had become common, compared to 3% prior to 2023, and that total direct compensation had increased substantially, primarily due to higher equity compensation. The Committee chose not to use peer group comparisons or more detailed compensation surveys in making decisions on executive compensation for 2024, but engaged Mercer in mid-2024 to provide its recommendations for changes in the peer group to be used for decisions on executive compensation in 2025, which resulted in the addition of three companies and removal of three other companies. Prior to final approval of 2024 executive compensation levels in early 2024, the Committee confirmed with Mercer that salary increases by similarly sized companies continued to be in the range of 3% to 5%. The Committee also determined that the proposed executive compensation program for 2024 would place the executives at or slightly below the median for similarly sized companies based on an inflation rate of 4.5% per year since 2021.

2024 Executive Compensation Components. For the fiscal year ended December 31, 2024, the principal components of compensation for executive officers were:

•
Base salary;
•
Target annual cash incentive compensation, including both performance-based compensation and discretionary bonuses;
•
Grants of restricted stock units ("RSUs");
•
Grants of performance share awards ("PSUs"); and
•
Grants of stock options as a retention tool.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as in connection with a promotion or other change in job responsibility. In determining base salaries for executives in 2024, the Committee primarily considered:

•
Information provided by Mercer regarding merit increases and increases in total salaries by similarly sized companies as described above under the subheading "Peer Group and Survey Data for Comparison Purposes";
•
The scope of responsibilities of the Company’s executive officers, including leadership, experience, skills, expertise, and knowledge; and
•
Individual performance and contributions to the Company’s financial and strategic objectives.

In February 2024, the Committee approved 2024 executive officer base salary levels, effective April 1, 2024, as follows: Mr. Kramer, $856,000, an increase of 4%; Mr. Harris, $485,000, an increase of 8%; Mr. Blotz, $560,000, an increase of 5%; and Mr. Potts, $375,000, an increase of 6%. The increase for Mr. Harris was intended to bring him closer to the salary rate for the CFO position prior to his promotion to that position in 2020.

Annual Cash Incentive Compensation

The Company has an Annual Cash Incentive Award Plan (the "Annual Incentive Plan") that provides for annual awards of cash compensation to the Company’s executive officers based on the achievement of objective corporate performance goals selected by the Committee. In addition, the Committee typically awards discretionary bonuses based on each officer’s individual performance during the year. The total bonus opportunity for 2024 was divided such that 80% related to achievement of four corporate performance goals and 20% to individual performance. In addition to the three performance goals shown in the table below that had been used for several years, the Committee followed the CEO’s recommendation and added a goal based on growth through additional worksite employees (“WSEs”) from new clients. Following year end, the Committee determined the extent to which the corporate and individual performance goals were achieved. An executive must remain employed by the Company through the date of the Committee's determination of performance to be eligible to receive annual cash incentive payouts.

In April 2024, the Committee set the target bonus amounts at 100% of base salary for Mr. Kramer and at 80% of base salary for Messrs. Harris, Blotz and Potts. The target amounts related to achievement of corporate performance goals were as follows: Mr. Kramer, $684,800; Mr. Harris, $310,400; Mr. Blotz, $358,400; and Mr. Potts, $240,000. The target bonus amounts tied to corporate financial metrics preliminarily approved by the Committee related to gross billings growth, net income, gross margin as a percentage of gross billings, and WSE adds from new clients, with each goal weighted equally. The cash payouts were subject to adjustment on a sliding scale based on the actual achievement of a given metric above or below the target level. Payouts for a given performance target would be 25% at the minimum achievement level and capped at 200% at the maximum achievement level. There would be no payout at an achievement level below the established minimum.

The following table shows the Committee's determination of the bonus payout percentages achieved for each respective metric under the Annual Incentive Plan.

Metric	Target	Actual	Minimum Achievement Level	Maximum Achievement Level	Payout Percentages
Gross billings growth	8.20%	7.92%	5.70%	11.50%	91%
Net income	$41,770,868	$52,993,307	$35,505,238	$50,125,042	200%
Gross margin as a percentage of gross billings	2.91%	3.04%	2.76%	3.10%	167%
Worksite employee adds	20,636	19,435	17,541	24,763	71%

The actual payout amounts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

The target bonus amounts for individual performance approved by the Committee in April 2024 were as follows: Mr. Kramer, $171,200; Mr. Harris, $77,600; Mr. Blotz, $89,600; and Mr. Potts, $60,000. The CEO provided the Committee with his recommendations for individual goals for the executive team that were designed to support the Company's strategic objectives and were aligned with goals for other management employees. Each executive was assigned five to seven goals focused on the continued successful rollout of the Company’s fully insured medical benefits program, implementation of new software programs to enhance the Company's operations and client support functions, market development and expansion, including through cultivation of referral partners, talent development and succession planning, and ongoing initiatives to improve internal financial controls and assure compliance with changing legal requirements. In February 2025, consistent with the CEO’s recommendations, the Committee approved full payouts of the target discretionary bonus amount for each executive officer.

Long-Term Equity Incentive Compensation

In 2024, the Committee continued its practice of making annual grants of RSUs to the Company's executive officers under the Company’s 2020 Stock Plan. The Committee believes that RSUs provide a near-term opportunity to receive an ownership stake in the Company, thus serving as a significant incentive aligning the long-term interests of the executive team with the interests of the Company's stockholders. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs granted to executive officers typically vest in four equal annual installments, subject to continued service. The Committee fixed the dollar value of the annual RSU awards to executive officers granted on July 1, 2024, based on the closing sale price of the Common Stock on the date of grant, rounded down to the nearest whole share, as follows: Mr. Kramer, $1,498,000; Mr. Harris, $388,000; Mr. Blotz, $448,000; and Mr. Potts, $300,000. The awards are shown in the "All Other Stock Awards" column of the Grants of Plan-Based Awards table below.

The vesting of PSUs granted in 2024 is conditioned on attaining specified target cumulative amounts of gross billings and net income before taxes for the three-year period ending December 31, 2026. The target dollar values of performance shares granted on March 13, 2024, were: Mr. Kramer, $1,498,000; Mr. Harris, $315,250; Mr. Blotz, $448,000; and Mr. Potts, $168,750, with 50% of the performance shares tied to achievement of each financial metric. Target award amounts are subject to upward or downward adjustment by 2.5% for each one percent by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% of the target level or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric would be paid. At the 80% level, 50% of the target award for the related financial metric would be paid. The maximum payout is 200% of a target award. The awards in terms of numbers of shares are shown in the "Estimated future payouts under equity incentive plan awards" column of the Grants of Plan-Based Awards table below.

In February 2025, the Committee reviewed the achievement of performance goals for PSUs granted to the executive officers in early 2022. The awards had been tied to the achievement of net income before taxes and gross billings targets for the three-year period ended December 31, 2024, with each factor weighted equally. The Committee determined that the net income before taxes goal had been achieved at the 117.1% level; the adjustment multiplier yielded a payout at the maximum of 142.7% of the target award tied to that goal. The Committee determined that the gross billings goal had been achieved at the 100.7% level, yielding a payout of 101.7% of the target award tied to gross billings following upward adjustment. The overall payout totaled approximately 122.2% of the target awards. The PSUs were settled on February 24, 2025, resulting in the issuance of shares of Common Stock as follows: Mr. Kramer, 80,239; Mr. Harris, 13,001; Mr. Blotz, 13,729; and Mr. Potts, 11,051.

Also in 2024, the Committee granted nonqualified stock options for a total of 34,500 shares under the 2020 Stock Plan to the Company’s CFO as an equity retention bonus. The combined option grants were intended to be similar in structure to options granted to the Company’s CEO and COO in 2018, and are subject to four-year cliff vesting. The stock options are shown in the “All Other Option Awards” column of the Grants of Plan-Based Awards table below.

Deferred Compensation Plan

Under the Company’s Nonqualified Deferred Compensation Plan adopted in 2017, executive officers and other participants may defer receipt for income tax purposes of up to 90% of salary, as well as up to 100% of bonuses and other compensation. Deferred amounts are credited to each participant's account and adjusted to reflect amounts of income, gain, or loss as if the amounts credited to such accounts had been invested in investment funds designated under the plan and selected by the participant. The Committee also approved the establishment of a Rabbi trust under which compensation deferred at the election of participants is deposited in trust and held separately from the Company's other assets, subject to the claims of the Company's creditors in the event of its bankruptcy or insolvency. Although the Company does not make cash matching contributions to participants’ accounts under the plan, RSUs that cliff vest five years following the grant date, subject to continued service, are awarded each January 1 and July 1, with a matching award of RSUs equal to 35% of the amount deferred into a participant's account during the preceding six months, up to a maximum value of $75,000 per year. The RSU awards during 2024 are shown in the Grants of Plan-Based Awards table below. Additional information about the deferred compensation plan is included under "Nonqualified Deferred Compensation" below.

Retirement Benefits

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $13,800. All executive officers participated in the 401(k) plan in 2024.

Agreements with Executive Officers

The Company entered into employment agreements with Messrs. Kramer, Harris, and Blotz in April 2020, and with Mr. Potts in August 2020. The employment agreements provide for the payment of severance benefits upon termination of the executive’s employment for specified reasons. Each agreement includes the executive’s agreement not to compete with the Company for a specified period following termination. The Committee approved the agreements with the goal of providing the Company's stockholders with greater assurance of stability within senior management.

The Company has also entered into agreements with Messrs. Kramer, Blotz, Harris, and Potts that provide, in the event of the executive's death, for the Company to make a lump sum payment to the executive’s designated beneficiary. The agreements are intended to provide a benefit to each executive’s heirs in the event of his death while employed by the Company.

The Committee approved each of the foregoing agreements, which are described in more detail under "Information Regarding Agreements with Executive Officers" below.

Compensation Recovery ("Clawback") Policy. In accordance with the Nasdaq listing rules, in October 2023, the Board adopted an updated "clawback" policy providing for the recovery of incentive compensation in specified circumstances. Under the policy, if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will seek to recover compensation from any current or former executive officer who received incentive compensation that was based wholly or in part upon the attainment of a financial reporting measure during the three-year period preceding the date of the restatement and that exceeds what would have been paid to the executive under the accounting restatement. A copy of the policy is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code (the "Code") limits the amount that the Company may deduct for income tax purposes for compensation paid to our executive officers to $1,000,000 per person per tax year.

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and the Company's proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors:

Vincent P. Price, Chair Thomas B. Cusick Joseph S. Clabby

Summary Compensation Table

The following table sets forth information regarding compensation received by each individual who served as an executive officer of the Company during 2024.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Stock Options(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total Compensation
Gary E. Kramer	2024	$847,115	$171,200	$2,318,580	$—	$906,288	$74,229	$4,317,412
President and Chief	2023	$814,115	$205,750	$1,926,165	$—	$735,356	$106,230	$3,787,616
Executive Officer	2022	$782,304	$197,500	$2,049,915	$—	$1,154,398	$33,287	$4,217,404

Anthony J. Harris	2024	$475,577	$77,600	$614,590	$419,385	$410,794	$13,800	$2,011,746
Chief Financial	2023	$436,538	$90,000	$569,951	$—	$321,662	$26,149	$1,444,300
Officer	2022	$393,365	$80,000	$564,715	$—	$467,604	$12,200	$1,517,884

Gerald R. Blotz	2024	$553,269	$89,600	$691,872	$—	$474,319	$37,250	$1,846,310
Chief Operating	2023	$530,961	$107,000	$615,231	$—	$382,421	$33,800	$1,669,413
Officer	2022	$514,692	$104,000	$675,946	$—	$607,886	$12,200	$1,914,724

James R. Potts	2024	$369,615	$60,000	$407,464	$—	$317,624	$13,800	$1,168,503
General Counsel	2023	$350,962	$71,000	$379,927	$—	$253,756	$13,200	$1,068,845
and Secretary	2022	$336,019	$68,000	$458,612	$—	$397,464	$12,200	$1,272,295

(1) The amounts shown represent cash bonuses awarded based on each officer’s individual performance by the Compensation Committee. Additional information regarding the Company's annual cash bonus program appears under the subheading "Compensation Discussion and Analysis" above.

(2) The amounts shown include the grant date fair value of RSUs granted to executive officers under the 2020 Stock Plan using the closing price of the Common Stock on the grant date. Both grants of RSUs, and RSUs awarded as a matching contribution under the Company’s nonqualified deferred compensation plan, are included. Assumptions regarding forfeitures are ignored. Each RSU represents a contingent right to receive one share of Common Stock. Additional details regarding the terms of the RSU awards are described below under "Incentive Compensation." Additionally, the amounts shown include the grant date fair value of awards of PSUs in 2022, 2023 and 2024 under the 2020 Stock Plan that reflect the probable outcome with respect to target levels of performance conditions as of the date of grant of 100% for the 2022 awards, and 50% for the 2023 and 2024 awards. The value of the 2024 PSUs at the grant date, assuming the highest level of achievement, is as follows: Mr. Kramer, $2,996,000; Mr. Harris, $630,500; Mr. Blotz, $896,000; and Mr. Potts, $337,500.

(3) The amount shown represents the grant date fair value of employee stock options under the Company's 2020 Stock Plan. The actual value to be received pursuant to the option awards is dependent on the appreciation in our stock price prior to the exercise or expiration of the options. Additional details regarding the terms of outstanding stock options held by the named executive officers are described below under "Incentive Compensation." The fair value of stock option awards as determined under the Black-Scholes option-pricing model was estimated using the following weighted-average assumptions (assumptions regarding forfeitures are ignored):

2024
Expected volatility	24.4%
Risk free interest rate	4.2%
Expected dividend yield	0.7%
Expected term	5
Weighted average fair value per share	$12.16

(4) Amounts shown represent performance-based cash bonuses earned pursuant to the Company's Annual Incentive Plan during the years shown. Additional information regarding awards under the program appears under the subheadings "Compensation Discussion and Analysis" above and "Incentive Compensation" below.

(5) Amounts shown for 2024 include employer contributions to the 401(k) plan of $13,800 for each executive officer. Amounts also include the incremental cost to the Company of personal use of the corporate aircraft by Mr. Kramer and club membership dues for Mr. Kramer and Mr. Blotz, the primary purpose of which was business. The incremental cost to the Company of personal use of the corporate aircraft by Mr. Kramer, $49,393, was calculated using the variable costs of operating the aircraft, such as fuel, trip-related maintenance, crew travel expenses, landing fees, and other miscellaneous variable costs. Mr. Harris and Mr. Potts did not receive perquisites or other personal benefits with a total value exceeding $10,000 during 2024.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan and the 2020 Stock Plan to the named executive officers during the year ended December 31, 2024.

Grants of Plan-Based Awards for the Year Ended December 31, 2024

	Grant	Approval	Estimated potential payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Shares Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Date	Threshold(1)	Target(1)	Maximum(1)	Threshold(2)	Target(2)	Maximum(2)	(#)		(#)	($)	Awards
Gary E. Kramer	—	—	$171,200	$684,800	$1,369,600	—	—	—	—		—	—	—
	3/13/2024	—	—	—	—	25,063	50,125	100,251	—		—	—	$749,118	(5)
	1/1/2024	—	—	—	—	—	—	—	16	(3)	—	—	$463	(6)
	7/1/2024	—	—	—	—	—	—	—	45,908	(4)	—	—	$1,497,978	(6)
	7/1/2024	—	—	—	—	—	—	—	2,177	(3)	—	—	$71,036	(6)

Anthony J. Harris	—	—	$77,600	$310,400	$620,800	—	—	—	—		—	—	—
	3/13/2024	—	—	—	—	5,274	10,549	21,098	—		—	—	$157,655	(5)
	7/1/2024	—	—	—	—	—	—	—	11,890	(4)	—	—	$387,971	(6)
	7/1/2024	—	—	—	—	—	—	—	2,114	(3)	—	—	$68,980	(6)
	11/12/2024	—	—	—	—	—	—	—	—		12,500	42.79	$148,125	(7)
	12/4/2024	—	—	—	—	—	—	—	—		22,000	44.34	$271,260	(7)

Gerald R. Blotz	—	—	$89,600	$358,400	$716,800	—	—	—	—		—	—	—
	3/13/2024	—	—	—	—	7,495	14,991	29,982	—		—	—	$224,041	(5)
	7/1/2024	—	—	—	—	—	—	—	13,729	(4)	—	—	$447,977	(6)
	7/1/2024	—	—	—	—	—	—	—	608	(3)	—	—	$19,839	(6)

James R. Potts	—	—	$60,000	$240,000	$480,000	—	—	—	—		—	—	—
	3/13/2024	—	—	—	—	2,823	5,647	11,293	—		—	—	$84,395	(5)
	1/1/2024	—	—	—	—	—	—	—	84	(3)	—	—	$2,432	(6)
	7/1/2024	—	—	—	—	—	—	—	9,193	(4)	—	—	$299,968	(6)
	7/1/2024	—	—	—	—	—	—	—	633	(3)	—	—	$20,655	(6)

(1) Represents the potential annual cash incentive payouts under the Cash Incentive Plan based on the level of achievement of corporate performance goals approved in March 2024. The target amounts were payable if the overall achievement level was 100%, and actual payouts were subject to adjustment on a sliding scale based on the achievement of a given metric above or below the target level. Actual cash incentive payments are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2) Represents the number of shares subject to PSUs under the 2020 Stock Plan, all or a portion of which will vest on the date that the Compensation Committee determines the level of attainment of specified performance goals for the three years ending December 31, 2026, as described under "Compensation Discussion and Analysis" above. Upon vesting, the awards will be settled in shares of Common Stock. The PSUs are tied to target levels of gross billings and net income before taxes, weighted equally. Target award amounts are subject to upward or downward adjustment by 2.5% for each 1% by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric is paid. The maximum payout for a given metric is 200% of the target award for that metric.

(3) Reflects the grant of RSUs as a matching contribution in connection with the Company’s nonqualified deferred compensation plan. The RSUs will vest on the five-year anniversary of the grant date, subject to continued service, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability.

(4) Reflects the grant of RSUs under the 2020 Stock Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs typically vest in four equal annual installments beginning on the one-year anniversary of the grant date, subject to continued service, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability.

(5) Represents the grant date fair value of PSUs based on the assessment of the probable outcome of the specified performance conditions (50%) and the closing sale price of the Common Stock on the grant date multiplied by the target number of shares underlying the awards.

(6) The amounts shown represent the grant date fair value of RSUs based on the closing sale price of the Common Stock on the grant date multiplied by the number of shares underlying the awards.

(7) The amounts shown represent the grant date fair value of stock options. See note 3 to the Summary Compensation Table above for additional information regarding the assumptions underlying the grant date fair value.

Option Exercises and Stock Vested During 2024

The following table provides information regarding exercises of stock options and vesting of RSUs and PSUs during 2024 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary E. Kramer	—	—	107,340	$3,295,064
Anthony J. Harris	—	—	38,152	$1,255,444
Gerald R. Blotz	17,500	$484,400	43,896	$1,376,036
James R. Potts	—	—	27,216	$863,453

Outstanding Equity Awards at December 31, 2024

The table below provides information regarding outstanding stock options, RSUs and PSUs held by the named executive officers at the end of 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(18)
Gary E. Kramer	80,000	80,000	(1)	$20.55	3/28/2028	20	(2)	$869	32,834	(15)	$1,426,309
	—	—		—	—	5,828	(3)	$253,168	27,560	(16)	$1,197,206
	—	—		—	—	8,288	(3)	$360,031	25,063	(17)	$1,088,737
	—	—		—	—	4,088	(4)	$177,583	—		—
	—	—		—	—	26,856	(10)	$1,166,625	—		—
	—	—		—	—	4,076	(6)	$177,061	—		—
	—	—		—	—	42,472	(11)	$1,844,984	—		—
	—	—		—	—	3,416	(8)	$148,391	—		—
	—	—		—	—	16	(9)	$695	—		—
	—	—		—	—	45,908	(12)	$1,994,244	—		—
	—	—		—	—	2,177	(13)	$94,569	—		—

Anthony J. Harris	—	12,500	(14)	42.79	11/12/2030	40	(2)	$1,738	5,320	(15)	$231,101
	—	22,000	(14)	44.34	11/12/2030	352	(3)	$15,291	6,028	(16)	$261,856
	—	—		—	—	4,088	(3)	$177,583	5,274	(17)	$229,103
	—	—		—	—	456	(4)	$19,809	—		—
	—	—		—	—	568	(5)	$24,674	—		—
	—	—		—	—	8,700	(10)	$377,928	—		—
	—	—		—	—	4,076	(6)	$177,061	—		—
	—	—		—	—	12,384	(11)	$537,961	—		—
	—	—		—	—	3,440	(8)	$149,434	—		—
	—	—		—	—	11,890	(12)	$516,502	—		—
	—	—		—	—	2,114	(13)	$91,832	—		—

Gerald R. Blotz	22,500	—		$7.50	2/1/2025	6,644	(3)	$288,615	5,618	(15)	$244,046

	80,000	80,000	(1)	$20.55	3/28/2028	13,788	(10)	$598,951	7,166	(16)	$311,291
	—	—		—	—	15,644	(11)	$679,575	7,495	(17)	$325,583
	—	—		—	—	13,729	(12)	$596,388	—		—
	—	—		—	—	608	(13)	$26,412	—		—

James R. Potts	—	—		—	—	3,544	(3)	$153,951	4,522	(15)	$196,436
	—	—		—	—	428	(4)	$18,592	3,170	(16)	$137,705
	—	—		—	—	532	(5)	$23,110	2,823	(17)	$122,631
	—	—		—	—	7,396	(10)	$321,282	—		—
	—	—		—	—	2,256	(6)	$98,001	—		—
	—	—		—	—	220	(7)	$9,557	—		—
	—	—		—	—	9,768	(11)	$424,322	—		—
	—	—		—	—	912	(8)	$39,617	—		—
	—	—		—	—	84	(9)	$3,649	—		—
	—	—		—	—	9,193	(12)	$399,344	—		—
	—	—		—	—	633	(13)	$27,498	—		—

(1) The unvested options vest 100% on March 28, 2026.

(2) The unvested RSUs vested in full on January 1, 2025.

(3) The unvested RSUs vest in full on July 1, 2025.

(4) The unvested RSUs vest in full on July 1, 2026.

(5) The unvested RSUs vest in full on January 1, 2027.

(6) The unvested RSUs vest in full on July 1, 2027.

(7) The unvested RSUs vest in full on January 1, 2028.

(8) The unvested RSUs vest in full on July 1, 2028.

(9) The unvested RSUs vest in full on January 1, 2029.

(10) The unvested RSUs vest in two equal annual installments beginning on July 1, 2025.

(11) The unvested RSUs vest in three equal annual installments beginning on July 1, 2025.

(12) The unvested RSUs vest in four equal annual installments beginning on July 1, 2025.

(13) The unvested RSUs vest in full on July 1, 2029.

(14) The unvested options vest 100% on November 12, 2028.

(15) Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income for the three years ended December 31, 2024. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of PSUs and will be payable no later than April 30, 2025. The actual shares earned are shown under “Compensation Discussion and Analysis” above.

(16) Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income before taxes for the three years ending December 31, 2025. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of PSUs and will be payable no later than April 30, 2026.

(17) Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income before taxes for the three years ending December 31, 2026. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of PSUs and will be payable no later than April 30, 2027.

(18) Based on the $43.44 closing sale price per share of the Company's Common Stock on the last trading day of 2024.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that were issuable upon exercise of stock options, warrants, and rights outstanding under the Company's equity compensation plans and arrangements as of December 31, 2024. See "Grants of Plan-Based Awards for the Year Ended December 31, 2024" and "Outstanding Equity Awards at December 31, 2024" above and Note 9 of Notes to Consolidated Financial Statements in Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as amended, for additional information.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights		B. Weighted-average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders
Stock options	414,000	(1)	$20.60	862,526	(4)
Restricted stock units	760,857	(2)	—	—
Performance shares	265,748	(3)	—	—
Employee Stock Purchase Plan	—		—	1,024,554	(5)
Equity compensation plans or arrangements not approved by stockholders	—		—	—
Total	1,440,605			1,887,080

(1) Represents shares underlying stock options granted under the Company's 2003 Stock Incentive Plan, 2009 Stock Incentive Plan, 2015 Stock Incentive Plan, and the 2020 Stock Plan.

(2) Represents unvested RSUs granted under the 2020 Stock Plan and 2015 Stock Incentive Plan. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(3) Includes 96,588, 87,848 and 81,312 shares issuable under PSUs granted in 2022, 2023 and 2024 under the 2020 Stock Plan, assuming achievement of specified corporate performance goals at the target level. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(4) Represents shares available for future awards under the 2020 Stock Plan that may be in the form of stock options, stock appreciation rights, restricted stock, RSUs, PSUs, or other stock-based awards.

(5) Represents shares subject to future issuance under the 2019 Employee Stock Purchase Plan. The purchase price for shares subject to subscriptions is not fixed until the purchase date and is equal to 85% of the closing sale price on the purchase date.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of our CEO for 2024, our last completed fiscal year:

•
The annual total compensation of our CEO was $4,317,412.
•
The median of the annual total compensation of all of our employees other than our CEO (based on our median employee identified under the methodology described below) was $114,000.
•
The resulting ratio of our CEO's annual total compensation to the annual total compensation of our median employee is 38 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records. The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and CEO:

•
On December 31, 2024, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 870 individuals, including full-time, part-time and temporary employees (excluding temporary staffing employees) employed on that date.
•
The employee number excludes the employees of our professional employer services clients, as those clients determine the compensation of their employees. Similarly, the number excludes our temporary staffing employees who work at our customers' job sites, because the compensation paid to such employees is established by our customer's order.
•
To find the median of the annual total compensation of the individuals (other than our CEO) in our employee population as described above, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the calendar year 2024. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2024, but who did not work for us the entire year. No full-time equivalent adjustments were made.
•
We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.
•
After identifying the median employee, we added together all of the elements of that employee’s compensation for calendar year 2024 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

For the annual total compensation of our CEO, we used the amount reported for our CEO in the "Total" column for 2024 in the Summary Compensation Table above.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation received by the persons serving as executive officers of the Company during 2024.

Name	Executive Contributions in 2024 (1)	Company Contributions in 2024	Aggregate Earnings in 2024 (2)	Aggregate Withdrawals/Distributions in 2024	Aggregate Balance at 12/31/2024 (3)
Gary E. Kramer	$217,000	—	$157,364	(242,612)	$1,419,384
Anthony J. Harris	$230,665	—	$58,379	(27,978)	$1,177,997
Gerald R. Blotz	$84,692	—	$5,765	(12,873)	$131,413
James R. Potts	$69,027	—	$15,667	—	$404,669

(1) Amounts are also included, as applicable, in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table above.

(2) None of the amounts in this column are included in the Summary Compensation Table because the earnings under the NDCP were not preferential or above-market.

(3) Includes amounts previously reported in Summary Compensation Tables for prior years as follows: Mr. Kramer, $1,385,456; Mr. Harris, $892,177; Mr. Blotz, $99,692; and Mr. Potts, $314,765.

Upper management, including executive officers, are eligible to participate in the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan (the "NDCP"). Key features of the NDCP are as follows:

•
Deferrals. Participants may make an advance election to defer up to 90% of their annual base salary, 100% of annual cash performance and discretionary bonuses, and 100% of other compensation as permitted in the Company’s discretion.
•
Vesting. Participants are immediately vested in credits for their contributions and related earnings.
•
Form of Payment. Participants may make elections regarding distribution of their vested account balance in accordance with the terms and conditions set forth in the NDCP. The payment may be in a lump sum on a specified date at least five years following the end of the period in which the deferred amount was earned (an "in-service distribution") or on the first business day of the seventh month following separation from service. Alternatively, for in-service distributions or distributions following retirement at or after age 60 with at least 10 years of service, the distribution may be paid in up to 10 equal annual installments. A lump-sum distribution will be made 60 days following death or disability. Distributions are also permitted in the event of an unforeseeable emergency. Subsequent deferral elections with respect to deferred amounts are also permitted.

•
Earnings on Account Balances. Participants may allocate the amounts deferred into their accounts under the NDCP among 38 investment fund alternatives offered by the Company. Investment instructions may be submitted on any business day. Hypothetical gains and losses are credited to participant accounts based on their investment elections. The following table shows investment fund alternatives selected by participants during 2024 and annualized returns for each investment alternative for 2024:

Fund	Performance
American Funds 2025 Trgt Date Retire R6	9.3%
American Funds 2030 Trgt Date Retire R6	10.9%
American Funds 2035 Trgt Date Retire R6	12.7%
American Funds 2045 Trgt Date Retire R6	15.2%
American Funds 2050 Trgt Date Retire R6	15.4%
American Funds American Balanced R6 Fund	15.3%
American Funds American Mutual R6	15.3%
American Funds EuroPacific Growth R6 Fund	5.0%
AMG Yacktman I	4.9%
BrandywineGLOBAL Corporate Credit IS	9.1%
DoubleLine Total Return Bond I	3.1%
Edgewood Growth Fund	19.0%
Federated Hermes Instl High Yield Bd IS	6.4%
Fidelity Growth Discovery K	30.2%
Hood River Small-Cap Growth Instl	35.6%
Investco Gold & Special Minerals R6	13.5%
iShares S&P 500 Index K	24.9%
Macquarie Small Cap Value R6	11.3%
MFS New Discovery Value R6	9.5%
MFS Value R6 Fund	12.0%
PGIM Total Return Bond R6 Fund	3.0%
T. Rowe Price Lrg Cp Gr I	31.0%
Vanguard 500 Index Admiral Fund	25.0%
Vanguard Developed Markets Index Admiral Fund	3.0%
Vanguard Growth Index Admiral Fund	32.7%
Vanguard Intl Growth Admiral Class	9.5%
Vanguard Mid Cap Index Admiral Fund	15.2%
Vanguard Mid Cap Value Index Admiral	14.0%
Vanguard Mid-Cap Growth Index Admiral	16.4%
Vanguard Small Cap Growth Index Admiral Fund	16.5%
Vanguard Small Cap Value Index Admiral Fund	12.4%
Vanguard Target Retirement 2020 Inv Fund	7.8%
Vanguard Target Retirement 2030 Inv Fund	10.6%
Vanguard Target Retirement 2040 Inv Fund	12.9%
Vanguard Target Retirement 2050 Inv Fund	14.6%
Vanguard Total Bond Market Index Admiral Fund	1.2%
Vanguard Value Index Admiral Fund	16.0%
Virtus Ceredex Mid-Cap Value Equity R6 Fund	10.2%

The Company does not make cash matching contributions to participants’ accounts in the NDCP. However, as an incentive to participate in the NDCP and as a retention tool, the Committee approved the automatic award of RSUs under the 2020 Stock Plan each January 1 and July 1 to participants in the NDCP based on the fair market value of a share on the grant date, with a total dollar value equal to 35% of the amount deferred into the participant's account under the NDCP during the preceding six months. The grant date fair value of RSUs awarded to a single participant in connection with the NDCP is limited to $75,000 per year. The restriction period for RSUs awarded in connection with the NDCP will expire, and the RSUs will vest in full, on the fifth anniversary of the grant date, so long as the participant continues to be an employee of the Company on the vesting date. Vesting of the RSUs will be accelerated if the participant ceases to be an employee due to death or disability or in the event of a change in control of the Company. RSUs that do not vest on or before the expiration of the restriction period are forfeited. A total of 5,632 RSUs were granted to executive officers in connection with the NDCP during 2024. The grants are shown under "Outstanding Equity Awards at December 31, 2024" above.

Pay Versus Performance

	Summary Compensation Table Total for the				Average Summary Compensation Table Total for	Average Compensation	Value of Initial Fixed $100 Investment based on:
Year	Principal Executive Officer ("PEO") (1)	Compensation Actually Paid to the PEO (1)	Summary Compensation Table Total for the PEO ⁽²⁾	Compensation Actually Paid to the PEO ⁽²⁾	Non-PEO Named Executive Officers ("NEO's") (3)	Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Income (in thousands) (5)	Gross Billings (in thousands) (6)
2024	$4,317,412	$10,397,339	N/A	N/A	$1,675,520	$3,289,391	$207	$144	$52,993	$8,327,091
2023	$3,787,616	$6,150,744	N/A	N/A	$1,394,186	$2,025,153	$137	$121	$50,612	$7,716,152
2022	$4,217,404	$7,132,315	N/A	N/A	$1,568,301	$2,443,965	$109	$114	$47,268	$7,393,808
2021	$2,989,765	$4,055,270	N/A	N/A	$1,357,912	$1,631,691	$79	$152	$38,079	$6,569,986
2020	$1,915,456	$476,863	$1,353,477	$(2,489,129)	$945,536	$(87,475)	$77	$101	$33,765	$5,924,539

(1) Except as otherwise provided above, Mr. Kramer was the PEO for all five years presented in the table. Mr. Elich was the PEO until he retired from the Company on March 5, 2020. A reconciliation of the Summary Compensation Table and Compensation Actually Paid totals for 2024 is as follows:

Current PEO SCT Total to CAP Reconciliation	2024
Total Compensation as reported in Summary Compensation Table	$4,317,412
Subtract grant date fair value of equity awards granted during 2024	$(2,318,580)
Add year-end fair value of equity awards granted in 2024 that are outstanding and unvested as of last day of 2024	$3,178,201
Add/subtract change in fair value from last day of prior year to last day of 2024 of any awards granted in prior years that are outstanding and unvested as of last day of 2024	$4,965,915
Add/subtract the amount of change in fair value from last day of prior year to the vesting date for awards granted in prior years that vested in 2024.	$255,781
Subtract the amount of fair value at the end of the prior fiscal year for awards granted in prior years that forfeited during 2024.	$(1,390)
Compensation Actually Paid to PEO	$10,397,339

(2) Mr. Elich was the PEO until he retired from the Company on March 5, 2020.

(3) For 2021, 2022, 2023, and 2024 Mr. Harris, Mr. Blotz, and Mr. Potts were the Non-PEO NEOs. For 2020, Mr. Harris, Mr. Blotz, Mr. Potts, and Heather Gould were the Non-PEO NEOs. A reconciliation of the Summary Compensation Table and Compensation Actually Paid totals for 2024 is as follows:

NEO Average SCT Total to CAP Reconciliation	2024
Total Compensation as reported in Summary Compensation Table	$1,675,520
Subtract grant date fair value of equity awards granted during 2024	$(711,104)
Add year-end fair value of equity awards granted in 2024 that are outstanding and unvested as of last day of 2024	$927,227
Add/subtract change in fair value from last day of prior year to last day of 2024 of any awards granted in prior years that are outstanding and unvested as of last day of 2024	$1,264,672
Add/subtract the amount of change in fair value from last day of prior year to the vesting date for awards granted in prior years that vested in 2024.	$133,433
Subtract the amount of fair value at the end of the prior fiscal year for awards granted in prior years that forfeited during 2024.	$(357)
Compensation Actually Paid to non-PEO NEOs	$3,289,391

(4) Peer Group Total Shareholder Return is calculated based on the S&P 1500 Human Resource & Employment Services Index, a published industry index that is considered reflective of the Company's peers, for each respective year shown in the table, assuming an initial investment of $100 on December 31, 2019.

(5) Reflects after-tax net income prepared in accordance with GAAP for each of the years shown.

(6) Gross billings is the financial measure in the Company’s assessment that represents the most important performance measure used to link Company performance to compensation actually paid to our PEOs and other NEOs, as it is the primary metric used in understanding the volume of the Company's business and serves as an important performance metric in managing the Company's operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We calculate gross billings by including direct payroll costs that would otherwise be excluded from professional employer organization revenue because we are not the primary obligor for wage payments to our clients' employees.

Relationship between Compensation Actually Paid and Financial Performance Measures

Compensation Actually Paid ("CAP") to Mr. Kramer and total shareholder return were both higher in 2021-2024 compared to 2020. The increase in Mr. Kramer’s compensation is primarily the result of the increase in the Company’s stock price between 2020 and 2024. The average NEO CAP was also higher in 2021-2024 compared to 2020, primarily due to the increase in the Company’s stock price during this time.

Total Shareholder Return increased from 2020 to 2024 primarily due to the increase in the Company’s stock price during this period. Net Income, Gross Billings, and total Worksite Employees also increased between 2020 and 2024. Each of these metrics is directionally aligned with the increases in CAP for both Mr. Kramer and the other NEOs during the same period. While the Company's Total Shareholder Return increased each year from 2020 to 2024, Total Shareholder Return for the Company's peer group increased between 2020 and 2021 as well as each year from 2022 to 2024, but decreased in 2022 from 2021.

The following list presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and Non-PEO NEOs for 2024 to Company performance. The measures in the list are not ranked.

Gross Billings
Net Income Before Taxes
Gross Margin as a Percentage of Gross Billings
Net Income
Growth in Gross Billings
Worksite Employee Adds

Information Regarding Agreements with Executive Officers

Employment Agreements. On April 22, 2020, the Company entered into Employment Agreements with Messrs. Kramer, Harris, and Blotz, effective as of March 5, 2020. On August 14, 2020, the Company entered into an Employment Agreement with Mr. Potts, effective as of September 16, 2020. Each of the Employment Agreements has a term ending on July 1, 2025, with a one-year extension on July 1 of each year, unless either the Company or the executive gives notice to the other party of nonrenewal at least 90 days in advance.

During the term of each of the Employment Agreements, the executives will be entitled to salary, annual cash incentive compensation, health and other employee benefits, and stock-based awards as approved by the Committee under the Company’s executive compensation program. The general parameters of the current executive compensation program are described under "Compensation Discussion and Analysis" above.

If an executive’s employment is terminated by the Company other than for cause, disability or death, or by the executive for good reason, the Employment Agreements provide for payment of cash severance, as well as acceleration of equity compensation in certain circumstances. Payment of severance benefits is conditional on the delivery by the executive of a release of claims against the Company. The Employment Agreements also include noncompetition and nonsolicitation provisions that apply throughout an executive’s employment with the Company, as well as after termination of his employment, regardless of the reason, for a period of 18 months for Mr. Kramer and 12 months for Messrs. Harris, Blotz and Potts.

Summaries of the definitions of certain terms used in the Employment Agreements are as follows:

"Cause" means embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving the Company, its business operations or the performance of the executive’s duties, including refusal to comply with legal directives of the Board; a material breach of the executive’s fiduciary duties to the Company (unless remedied as provided in the agreement); a willful material breach of the confidentiality provisions of the agreement or a confidentiality policy of the Company; or an act or omission that materially injures the Company's reputation, business affairs, or financial condition if the injury reasonably could have been avoided by the executive, including conviction of a felony or crime involving dishonesty or moral turpitude.

"Good reason" generally means, in the absence of the executive’s written consent, a material reduction in the executive's authority, duties, or responsibilities or those of the person to whom the executive is required to report; a material decrease in the executive’s base compensation (with certain exceptions); a relocation or transfer of the executive’s principal place of employment by a distance of more than 50 miles; or a material breach of the Employment Agreement by the Company.

"Change in control" means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in regulations promulgated under Section 409A of the Code, or in subsequent regulations or other guidance published by the Internal Revenue Service.

Potential Benefits in the Absence of a Change in Control. If the employment of our executive officers had been terminated on December 31, 2024, without cause or for good reason in the absence of a change in control, the executives would have been entitled to the payment of cash severance, as well as acceleration of the vesting of a specified number of RSUs, as shown in the table below. A description of benefits payable under the NDCP is included under "Nonqualified Deferred Compensation" above.

	Lump
	Sum Cash	Value of
	Severance	Accelerated
Name	Payment(1)	RSUs(2)	Total
Gary E. Kramer	$2,568,000	$3,466,577	$6,034,577
Anthony J. Harris	$873,000	$691,956	$1,564,956
Gerald R. Blotz	$1,008,000	$963,847	$1,971,847
James R. Potts	$675,000	$555,945	$1,230,945

(1) Equals the executive's annual base salary level at December 31, 2024, plus the target cash incentive bonus for 2024, for Messrs. Harris, Blotz and Potts, and 1.5 times that amount for Mr. Kramer, payable in a lump sum.

(2) Reflects the market value, based on the closing sale price of the Common Stock on Nasdaq on December 31, 2024, $43.44 per share, of the number of unvested RSUs held by the executive that were scheduled to vest on or before the one-year anniversary of December 31, 2024, for Messrs. Harris, Blotz and Potts, and 1.5 times that number of RSUs for Mr. Kramer. The Employment Agreements provide that the specified number of RSUs will be accelerated and deemed fully vested as of the date of the executive’s termination of employment without cause or for good reason in the absence of a change in control. See "Outstanding Equity Awards at December 31, 2024" above for additional information.

Potential Benefits upon a Change in Control. If an executive officer’s employment is terminated during a period beginning 3 months before and ending 24 months after a change in control, the executive would be entitled to a lump sum cash payment equal to 3 times the sum of annual base salary plus target cash incentive bonus, generally within 30 days after the later of the change in control or the termination. Under the award agreements in place under the 2015 and 2020 Stock Plans, all outstanding stock options and RSUs held by the executives will also become exercisable or vested in full following a change in control of the Company, whether or not the executive’s employment is terminated. If payment of these benefits would result in an "excess parachute payment" as defined in Code Section 280G, such payments will be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999. A description of benefits payable under the NDCP is included under "Nonqualified Deferred Compensation" above.

The following table shows potential payouts under the Employment Agreements with our executive officers as of December 31, 2024, assuming that employment was terminated on that date, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that such termination occurred during a period beginning 3 months before and ending 24 months after a change in control. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2024, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment was also terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and RSUs(2)	Total(3)
Gary E. Kramer	$5,136,000	$8,049,419	$13,185,419
Anthony J. Harris	$2,619,000	$2,097,937	$4,716,937
Gerald R. Blotz	$3,024,000	$4,021,141	$7,045,141
James R. Potts	$2,025,000	$1,518,923	$3,543,923

(1) Equal to three times the sum of the executive's annual base salary level at December 31, 2024, and the target cash incentive bonus for 2024.

(2) Reflects the market value of unvested RSUs plus the difference (the "spread") between the closing sale price of the Common Stock on the last trading day of 2024, $43.44 per share, and the per share exercise price for unvested options. See "Outstanding Equity Awards at December 31, 2024" above for additional information.

(3) The amounts shown are subject to reduction to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G.

Payments upon Death or Termination for Disability. The Company has entered into Death Benefit Agreements with Messrs. Kramer, Blotz, Harris, and Potts. Under each Death Benefit Agreement currently in place, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death. At December 31, 2024, the death benefit would have been $2,000,000 for Mr. Kramer and $1,000,000 for each of Messrs. Harris, Blotz, and Potts.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officer's death or termination of employment due to disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2024, is shown above under the subheading "Potential Benefits upon a Change in Control." A description of benefits payable under the NDCP is included under "Nonqualified Deferred Compensation" above.

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Under the charter of the Audit Committee, the committee must determine whether to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed as a related person transaction in the Company's proxy statement. Under the Company's Code of Business Conduct, directors must disclose any personal interest in any proposed transaction with the Company to the Audit Committee. Directors may not participate in any decision by the Board where there is a conflict between their personal interests and the Company's interests. In reviewing a proposed transaction with a related person, the Audit Committee will consider whether the transaction is fair to and in the interests of the Company and its stockholders.

Indemnification of Directors and Officers

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity. Our charter also permits us to indemnify any employee or agent of the Company. Under Maryland law, we are permitted to advance the reasonable expenses of a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our directors who is not also an employee. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

MATTERS RELATING TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte") was the Company's independent registered public accounting firm with respect to its audited financial statements for the years ended December 31, 2023 and 2024. The Company expects representatives of Deloitte to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

Deloitte billed the following fees for professional services rendered to the Company in fiscal 2023 and 2024.

	2023	2024
Audit Fees(1)	$1,725,101	$2,008,560
Audit-Related Fees(2)	$2,060	$2,060

(1) Consists of fees for professional services for the audit of the Company’s and its subsidiaries’ annual financial statements for the years shown and for review of financial statements included in the Company’s quarterly reports on Form 10-Q. It also consists of fees for SOC-1 report services.

(2) Consists of fees for U.S. GAAP accounting research tools.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members, provided that a full report of any pre-approval decision is given to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

Audit Committee Report

In discharging its responsibilities, the Audit Committee and its individual members met with management and with the Company's independent auditors, Deloitte & Touche LLP, to review the audit process and the Company's accounting functions and to review and discuss the Company's audited financial statements for the year ended December 31, 2024. In addition, the Audit Committee discussed various matters with Deloitte related to the Company's consolidated financial statements and matters required to be discussed under the applicable requirements of the SEC and the Public Company Accounting Oversight Board (the "PCAOB"), as well as the Company's internal control over financial reporting. The Audit Committee has also received written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Submitted by the Audit and Compliance Committee of the Board of Directors:

Thomas B. Cusick, Chair
Anthony Meeker

Carla A. Moradi

Alexandra Morehouse

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2025. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company's charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection.

If a quorum is present, the selection of Deloitte as the Company's independent auditors will be ratified upon receipt of the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Deloitte as the Company's independent registered public accounting firm for 2025.

OTHER MATTERS

Management knows of no matters to be brought before the Annual Meeting other than the election of directors, the advisory vote to approve our executive compensation, and ratification of the selection of independent auditors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholder communications sent by regular mail to our principal executive offices at 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662, to the attention of the Board (or to individual directors or committees), will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

SUBMISSION OF DIRECTOR NOMINATIONS AND PROPOSALS FOR THE 2026 ANNUAL MEETING

Rule 14a-8 under the Exchange Act permits stockholders to submit certain types of stockholder proposals for inclusion in a proxy statement relating to an annual meeting. Failure to submit a proposal that complies with all of the requirements of Rule 14a-8 may result in its exclusion from the proxy statement. If a stockholder wishes to submit a proposal for inclusion in our proxy statement for our 2026 Annual Meeting, it must be received no later than the close of business (5:00 p.m. Pacific Time) on December 22, 2025. The proposal should be accompanied by the required proof of ownership of our stock and be addressed in care of our Secretary to our principal executive offices at 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662.

The Company has adopted proxy access, which permits a stockholder (or group of no more than 20 stockholders) who has owned 3% or more of the Company’s outstanding stock continuously for a minimum of three years to nominate up to two individuals for election as directors and have the nominee(s) included in the Company’s proxy materials, but only if the stockholder (or group) and nominee satisfy the requirements set forth in Section 1.12 of the Company’s Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2026 proxy statement must satisfy the requirements specified in our Bylaws, including providing the required notice of proxy access nomination to our Secretary. With regard to the 2026 Annual Meeting, the notice must be received no earlier than the close of business on December 24, 2025, and no later than the close of business on January 23, 2026. The notice must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock. If the 2026 Annual Meeting is advanced or delayed more than 30 days from the anniversary of the 2025 Annual Meeting, a stockholder seeking to nominate a candidate pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination not later than (i) the 90th day prior to the date of the 2026 Annual Meeting or (ii) the 10th day after public announcement of the 2026 Annual Meeting date, whichever is later.

In addition, under our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2026 Annual Meeting (other than proposals submitted in compliance with Rule 14a-8) pursuant to Section 1.11 of our Bylaws, must give notice to our Secretary no earlier than December 24, 2025, and no later than January 23, 2026. The notice must include the information specified in Section 1.11, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. However, if the Company holds the 2026 Annual Meeting more than 30 days before, or more than 30 days after, the anniversary of the date of the 2025 Annual Meeting, then the information must be received not later than (i) the 90th day prior to the 2026 Annual Meeting date or (ii) the 10th day after public announcement of the 2026 Annual Meeting date, whichever is later. We will not entertain any proposals or nominations at an annual meeting that do not meet the requirements set forth in the Company’s Bylaws or in Rule 14a-8.

April 21, 2025	BARRETT BUSINESS SERVICES, INC.

BARRETT BUSINESS SERVICES, INC. 8100 NE PARKWAY DRIVE, SUITE 200 VANCOUVER, WASHINGTON 98662 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BBSI2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BARRETT BUSINESS SERVICES, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain 1a. Thomas J. Carley 1b. Joseph S. Clabby 1c. Thomas B. Cusick 1d. Mark S. Finn 1e. Gary E. Kramer 1f. Anthony Meeker 1g. Carla A. Moradi 1h. Alexandra Morehouse 1i.Vincent P. Price Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. V69072-P29256 For Against Abstain 2. Advisory vote to approve the compensation of our named executive officers. 3. Ratification of selection of Deloitte and Touche LLP as our independent registered public accounting firm for 2025. NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no directions are indicated, the proxies will vote FOR all of the nominees listed on Proposal 1 and FOR proposals 2 and 3. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V69073-P29256 BARRETT BUSINESS SERVICES, INC. Annual Meeting of Stockholders Monday, June 2, 2025 1:00 p.m. Pacific Time This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Gary E. Kramer and Anthony Meeker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BARRETT BUSINESS SERVICES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. Pacific Time, on Monday, June 2, 2025, virtually at www.virtualshareholdermeeting.com/BBSI2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side